Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2021 RESULTS

Company Release: April 27, 2021

First Quarter 2021 Highlights:

•

Net income totaled $6.0 million for the quarter ended March 31, 2021, or $0.49 per diluted common share, an increase of 29.1% from $4.7 million, or $0.38 per diluted common share, for the quarter ended December 31, 2020.

•	Basic earnings per share increased 28.2%, and diluted earnings per share increased 27.9%, for the quarter ended March 31, 2021, compared to the quarter ended December 31, 2020.
•	Total assets grew $263.2 million, or 14.9%, to $2.03 billion for the quarter ended March 31, 2021, compared to $1.77 billion at December 31, 2020.
•

Total loans receivable, including $543.8 million in Paycheck Protection Program (“PPP”) loans, grew $219.6 million, or 14.2%, to $1.77 billion for the quarter ended March 31, 2021, compared to $1.55 billion at December 31, 2020.

•	Total deposits increased $250.4 million, or 17.6%, to $1.67 billion for the quarter ended March 31, 2021, compared to $1.42 billion at December 31, 2020.
•	Originated $283.6 million in PPP loans in the three months ended March 31, 2021.
•	CCBX relationships increased to 21 at March 31, 2021, compared to 15 at December 31, 2020.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended March 31, 2021.  Net income for the first quarter of 2021 was $6.0 million, or $0.49 per diluted common share, compared with net income of $4.7 million, or $0.38 per diluted common share, for the fourth quarter of 2020, and $2.7 million, or $0.22 per diluted common share, for the quarter ended March 31, 2020.

“We are pleased to announce that we are ending the first quarter of 2021 with total assets of $2.03 billion, an increase of $263.2 million compared to December 31, 2020.  Loan and deposit growth was strong, with loans increasing $219.6 million and deposits increasing $250.4 million during the three months ended March 31, 2021.  Core deposits increased $262.7 million and represent 95.2% of our total deposits.  Additionally, it was recently announced that we received the Raymond James Community Bankers Cup for a second year in a row, which is a huge honor, especially looking at the challenges we faced this past year.

“As a preferred Small Business Administration (“SBA”) lender, we continued to work with the SBA to provide financial assistance to existing and new small business customers via the third round of  PPP loans as provided in the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which opened for applications on January 19, 2021.  Since that time, through March 31, 2021, we have funded $283.6 million, representing 2,368 new and existing customers, in this latest round of PPP loans, consisting of $23.6 million in new PPP applications for first draws and $260.0 million in a second draw for small businesses that previously received PPP funds.

“We have ambitious goals and are implementing a plan that employs our three-prong strategy for success and growth.  Our community bank, CCBX division, which provides Banking as a Service (“BaaS”) and CCDB division, our digital banking division, each play an integral role in future success of our Company.  Our CCBX division continues to develop and grow, with a total of 21 CCBX relationships as of March 31, 2021, an increase of 14 relationships compared to March 31, 2020.  CCBX generates additional fee and interest income for the Company by providing BaaS enabling broker dealers and digital

financial service providers to offer their clients banking services, including loans.   CCDB, our digital banking division, is our newest division and we look forward to introducing our digital bank accounts later this year or early next year in connection with our previously announced collaboration with Google,” stated Eric Sprink, the President and CEO of the Company and the Bank.

Results of Operations

Net interest income was $17.3 million for the quarter ended March 31, 2021, an increase of $382,000, or 2.3%, from $16.9 million for the quarter ended December 31, 2020, and an increase of $6.0 million, or 52.4%, from $11.4 million for the quarter ended March 31, 2020.  The increase compared to the prior quarters ended December 31, 2020 and March 31, 2020 is largely related to increased interest income resulting from loan growth.  This loan growth included $543.8 million in PPP loans as of March 31, 2021, which contributed $3.2 million in net deferred PPP fees recognized, compared to $2.8 million for the quarter ended December 31, 2020, an increase of $425,000, or 15.3%.  There were no PPP loans as of March 31, 2020, so no deferred fee income was recognized in that quarter.  A total of $283.6 million in PPP loans were generated in the three months ended March 31, 2021 while $105.6 million in PPP loans were forgiven or repaid during the same period.

As of March 31, 2021, $14.3 million in net deferred fees on PPP loans remains to be recognized in interest income along with interest on loans.  Net deferred fees on PPP loans are earned over the life of the loan, as a yield adjustment in interest income.  Forgiveness of principal, early paydowns and payoffs on PPP loans will increase interest income earned in those periods from the recognition of PPP deferred fees. PPP loans in round one and two were originated in 2020, and were predominately two year loans.  PPP loans in round three are being originated in 2021 and are five year loans.   The fees recognized on PPP loans originated in 2021 will be recognized over the longer term until forgiven or paid off.

Our yield on loans receivable was 4.51% for the three months ended March 31, 2021, compared to 4.64% for the three months ended December 31, 2020, and 5.25% for the three months ended March 31, 2020.  The decrease in yield on loans receivable compared to the quarters ended December 31, 2020 and March 31, 2020 is largely the result of the lower, 1.0% interest rate that PPP loans earn.   During the quarter ended March 31, 2021, we added $283.6 million in new PPP loans.  The decrease in yield on loans receivable compared to the quarter ended March 31, 2020 is attributed to the lower rate that PPP loans earn and the downward repricing of our variable rate loans in the low interest rate environment maintained by the Federal Reserve Open Market Committee, which lowered the Fed funds rate in the first quarter of 2020.

Non-PPP loan growth was $50.1 million, or 4.2%, for the quarter ended March 31, 2021, compared to the quarter ended December 31, 2020, which includes CCBX loan growth of $37.4 million for the quarter ended March 31, 2021.  The average interest rate on new loans was approximately 2.00%, compared to an average interest rate of approximately 4.26% for the quarter ended December 31, 2020.  The decrease in average interest rate compared to the prior year’s fourth quarter is due to the $283.6 million in 1.0% interest rate PPP loans that were added during the quarter ended March 31, 2021.  During the three months ended March 31, 2021, most of our loan focus was on generating PPP loans.  Interest and fees on loans was $18.2 million for the three months ended March 31, 2021, compared to $17.9 million for the three months ended December 31, 2020 and $12.6 million for the three months ended March 31, 2020.  The increase in the interest and fees on loans for the quarter ended March 31, 2021, compared to the quarters ended December 31, 2020 and March 31, 2020, respectively, is due to increased loan balances and recognition of $2.8 million in PPP deferred fees on PPP loans that were forgiven and paid off. Interest income from interest earning deposits with other banks decreased $6,000, and $288,000 from December 31, 2020 and March 31, 2020, respectively, to $70,000 for the three months ended March 31, 2021, compared to $76,000 and $358,000 the three months ended December 31, 2020 and March 31, 2020, respectively, as a result of lower interest rates.

Interest expense was $1.0 million for the quarter ended March 31, 2021, a $122,000 decrease from the quarter ended December 31, 2020 and a $713,000 decrease from the quarter ended March 31, 2020.  The interest expense decreased despite an increase in average interest bearing deposits for the quarter ended March 31, 2021 of $47.8 million and $228.1 million, over the quarter ended December 31, 2020 and March 31, 2020, respectively, as a result of lower interest rates. Interest expense on borrowed funds was $383,000 for the quarter ended March 31, 2021, compared to $407,000 and $202,000 for the quarters ended December 31, 2020 and March 31, 2020, respectively.  The decrease from the quarter ended December 31, 2020 is the result of a decrease in average Paycheck Protection Program Liquidity Facility (“PPPLF”) borrowings due to paydowns on PPP loans; the increase from the quarter ended March 31, 2020 was primarily the result of the PPPLF borrowings obtained to provide liquidity to fund the PPP loans.

Net interest margin decreased for the three months ended March 31, 2021 to 3.76%, compared to 3.89% and 4.15% for the three months ended December 31, 2020 and March 31, 2020, respectively.  The net interest margin will likely fluctuate over the near term as round one and two PPP loans originated in 2020 are forgiven and round three PPP loans continue to be originated.  The decrease in net interest margin from the quarters ended December 31, 2020 and March 31, 2020 was largely a result of the low interest rate on PPP loans and lower interest rates on all other loans, especially our variable rate loans.  Gross PPP loans averaged $475.9 million in for the quarter ended March 31, 2021, and have a contractual interest rate of 1.0%, and yield approximately 3.69% after considering the amortization of deferred PPP loan fees, for the quarter ended March 31, 2021.  Cost of funds decreased five basis points in the quarter ended March 31, 2021 to 0.24%, compared to the quarter ended December 31, 2020 and decreased 46 basis points from the quarter ended March 31, 2020. Deposits into noninterest bearing and low interest bearing accounts by new and existing customers contributed to the reduced cost of funds.  In addition, the low Fed Funds rate has decreased market rates paid on deposits.

During the quarter ended March 31, 2021, the average balance of total loans receivable increased by $106.6 million, to $1.64 billion, compared to $1.53 billion for the quarter ended December 31, 2020, as a result of loan growth.  New loans in the first quarter of 2021 had an average interest rate of approximately 2.00%, compared to approximately 4.26% for the quarter ended December 31, 2020.  Non-PPP loans grew by $50.1 million, or 4.2%, during the quarter ended March 31, 2021.  PPP loans totaled $543.8 million as of March 31, 2021, which is an increase of $178.0 million compared to December 31, 2020.  During the quarter ended March 31, 2021, the average balance of total loans receivable increased by $673.5 million, compared to $966.6 million for the quarter ended March 31, 2020, due to the aforementioned PPP loans combined with overall growth in the loan portfolio. Non-PPP loans grew by $232.0 million, or 23.1%, from $1.01 billion, when compared to the quarter ended March 31, 2020.  Total yield on loans receivable for the quarter ended March 31, 2021 was 4.51%, compared to 4.64% for the quarter ended December 31, 2020, and 5.25% for the quarter ended March 31, 2020. The reduction in yield on loans receivable compared to the quarters ended December 31, 2020 and March 31, 2020 was a result of the lower 1.00% rate on PPP loans and the downward repricing of our variable rate loans in the low interest rate environment.  PPP loans reduced the yield on loans receivable* by 27 basis points for the quarter ended March 31, 2021.

Contractual yield on loans receivable, excluding earned fees* approximated 3.53% for the quarter ended March 31, 2021, compared to 3.66% for the quarter ended December 31, 2020, and 5.08% for the quarter ended March 31, 2020. During the quarter ended March 31, 2021, the average balance of PPP loans was $475.9 million.  These loans bear a contractual rate of 1.0%, which negatively impacted the average contractual yield on loans.  Excluding PPP loans and their related earned  fees and interest, the contractual yield on loans receivable was 4.52%*.  Also contributing to the reduction in contractual yield is the current low-rate environment, which has resulted in lower rates on our variable rate loans and on new and renewing loans.  Although we have rate floors in place for $410.4 million, or 23.0%, in existing loans, the lowered rates may have a corresponding impact on yield on loans receivables and the net interest margin in future periods.

Cost of deposits for the quarter ended March 31, 2021 was 0.17%, a decrease of five basis points from 0.22% for the quarter ended December 31, 2020, and a 47 basis point decrease from 0.64% for the quarter ended March 31, 2020.  Deposit growth in new and existing noninterest bearing and low interest bearing accounts contributed to the reduced cost of funds in conjunction with rate reductions on deposits.  We continue to gain new customer relationships from the PPP loans originated to noncustomers that move their deposit relationships to the Bank.  Market conditions for deposits continued to be competitive during the quarter ended March 31, 2021; however, we have been able to keep cost of deposit down by increasing low interest bearing and noninterest bearing deposits and permitting high cost deposits run-off when appropriate, such as when we are able to replace them with lower cost core deposits.

Return on average assets (“ROA”) was 1.28% for the quarter ended March 31, 2021 compared to 1.04% and 0.96% for the quarters ended December 31, 2020 and March 31, 2020, respectively.  ROA was impacted in the quarters ended December 31, 2020 and March 31, 2020 by increased provision for loan losses due to the economic uncertainties of the COVID-19 pandemic and loan growth. Pre-tax, pre-provision ROA* was 1.69% for the quarter ended March 31, 2021, compared to 1.90% for the quarter ended December 31, 2020, and 1.77% for the quarter ended March 31, 2020.

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

During the first quarter of 2021, significant focus was placed on helping the small businesses in our communities through the third round of PPP loans.  The current PPP loan program is currently scheduled to end on May 31, 2021.  We will continue to accept and process PPP loans for the duration of the program.  The PPP loans originated in the first and second rounds during 2020 and from the third round originated in 2021 have had a significant impact on our financial statements.  These PPP loans along with any additional PPP loans that fund through the end of the program will continue to impact our results in the future.  During the quarter ended March 31, 2021 we continued to receive forgiveness payments from the SBA.  Throughout this earnings release, we will address the impact, to the extent possible, of these loans including borrowings received through PPPLF to help fund these loans and to aid in liquidity, in addition to earnings and expenses related to these activities.  Any estimated adjusted ratios that exclude the impact of this activity are non-GAAP measures.  For more information about non-GAAP financial measures, please see the end of this earnings release.

The table below summarizes key information regarding the PPP loans originated in 2020 as of the period indicated:

	Round 1 and 2 - Originated in 2020
	Original Loan Size
	As of March 31, 2021
	$0.00 - $50,000.00	$50,0000.01 - $150,000.00	$150,000.01 - $350,000.00	$350,000.01 - $2,000,000.00	> 2,000,000.01	Totals
(Dollars in thousands; unaudited)
Principal outstanding:
Existing customer	$4,506	$10,141	$10,382	$32,375	$52,299	$109,703
New customer	11,132	15,352	22,820	40,151	61,052	150,507
Total principal outstanding	15,638	25,493	33,202	72,526	113,351	260,210
Deferred fees outstanding	(450)	(636)	(791)	(978)	(515)	(3,370)
Deferred costs outstanding	247	85	60	44	14	450
Net deferred fees	$(203)	$(551)	$(731)	$(934)	$(501)	$(2,920)
Total principal, net of deferred fees	$15,435	$24,942	$32,471	$71,592	$112,850	$257,290
Number of loans:
Existing customer	214	112	47	42	13	428
New customer	615	177	106	55	19	972
Total loan count	829	289	153	97	32	1,400
Percent of total	59.3%	20.6%	10.9%	6.9%	2.3%	100.0%

Forgiveness/Payoffs/Paydowns in Quarter Ended March 31, 2021, net
Dollars	$12,083	$27,446	$18,215	$47,886	$-	$105,630
Deferred fee recognized	155	817	689	1,040	113	2,814

The table below summarizes key information regarding the PPP loans originated in 2021 as of the period indicated:

	Round 3 - Originated in 2021
	Original Loan Size
	As of March 31, 2021
	$0.00 - $50,000.00	$50,0000.01 - $150,000.00	$150,000.01 - $350,000.00	$350,000.01 - $2,000,000.00	> 2,000,000.01	Totals
(Dollars in thousands; unaudited)
Principal outstanding:
Existing customer	$14,872	$36,882	$43,811	$111,178	$2,956	$209,699
New customer	11,006	14,263	20,111	28,538	-	73,918
Total principal outstanding	25,878	51,145	63,922	139,716	2,956	283,617
Deferred fees outstanding	(3,143)	(2,479)	(3,099)	(4,056)	(29)	(12,806)
Deferred costs outstanding	800	362	173	110	1	1,446
Net deferred fees	$(2,343)	$(2,117)	$(2,926)	$(3,946)	$(28)	$(11,360)
Number of loans:
Existing customer	707	399	190	141	1	1,438
New customer	633	163	89	45	-	930
Total loan count	1,340	562	279	186	1	2,368
Percent of total	56.6%	23.7%	11.8%	7.9%	0.0%	100.0%

First or Second Draw
First Draw	$7,456	$5,930	$1,983	$5,264	$2,956	$23,589
Second Draw	18,422	45,215	61,939	134,452	-	260,028

The following table shows the Company’s key performance ratios for the periods indicated.  The table also includes ratios that were adjusted by removing the impact of the PPP loans as described above.  The adjusted ratios are non-GAAP measures.  For more information about non-GAAP financial measures, see the end of this earnings release.

	Three Months Ended
(unaudited)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Return on average assets (1)	1.28%	1.04%	0.95%	0.96%	0.96%
Return on average equity (1)	16.84%	13.36%	12.14%	11.37%	8.66%
Pre-tax, pre-provision return on average assets (1)(2)	1.69%	1.90%	1.72%	1.72%	1.77%
Yield on earnings assets (1)	3.99%	4.16%	3.93%	4.16%	4.79%
Yield on loans receivable (1)	4.51%	4.64%	4.33%	4.57%	5.25%
Yield on loans receivable, excluding PPP loans (1)(2)	4.78%	5.00%	4.78%	4.94%	n/a
Contractual yield on loans receivable, excluding earned fees (1)(2)	3.53%	3.66%	3.61%	3.91%	5.08%
Contractual yield on loans receivable, excluding earned fees and interest on PPP loans, as adjusted (1)(2)	4.52%	4.65%	4.69%	4.84%	n/a
Cost of funds (1)	0.24%	0.29%	0.33%	0.41%	0.70%
Cost of deposits (1)	0.17%	0.22%	0.27%	0.35%	0.64%
Net interest margin (1)	3.76%	3.89%	3.62%	3.78%	4.15%
Noninterest expense to average assets (1)	2.62%	2.35%	2.26%	2.34%	3.18%
Efficiency ratio	60.85%	55.26%	56.73%	57.66%	64.26%
Loans receivable to deposits	105.68%	108.85%	110.98%	110.77%	100.01%

(1) Annualized calculations shown for quarterly periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Noninterest income was $3.0 million in the first quarter of 2021, an increase of $935,000 from $2.0 million at the fourth quarter of 2020, and an increase of $313,000 from $2.7 million in the first quarter of 2020.  The increase in noninterest income over the quarter ended December 31, 2020 was due to a $213,000 increase in BaaS fees, a $174,000 increase in loan referral fees that are earned when we originate a variable rate loan and arrange for the borrower to enter into an interest rate swap agreement with a third party to fix the interest rate for an extended period, and an increase of $410,000 in other income. The increase in other income was primarily due to the revaluation and write-down of an equity interest of $400,000 recorded in other income in December 2020, which had reduced other income for the quarter ended December 31, 2020.  The $313,000 increase over the quarter ended March 31, 2020 was primarily due to a $369,000 increase in BaaS fees, $140,000 increase in deposit service charges and fees, $130,000 increase in gain on sale of loans, and a $100,000 increase in mortgage broker fees, partially offset by $456,000 decrease in loan referral fees.

Our CCBX division continues to grow, and consists of 21 relationships, at varying stages, as of March 31, 2021, compared to 15 CCBX relationships at December 31, 2020 and seven CCBX relationships as of March 31, 2020, respectively.  As of March 31, 2021, we had ten active CCBX relationships, five relationships in onboarding/implementation, six signed letters of intent and a solid pipeline of potential new CCBX relationships.  The following table illustrates the activity and growth in CCBX for the periods presented:

	As of
	March 31, 2021	December 31, 2020	March 31, 2020
Active	10	6	2
Friends and family	-	2	-
Implementation / onboarding	5	3	3
Signed letters of intent	6	4	2
Total CCBX relationships	21	15	7

Total noninterest expense for the first quarter of 2021 increased to $12.4 million compared to $10.5 million for the preceding quarter and compared to $9.0 million for the first quarter of 2020. Increase in noninterest expense for the quarter ended March 31, 2021, as compared to the quarter ended December 31, 2020, was due to a $1.3 million increase in salaries and employee benefits which is related to the hiring in our CCBX and CCDB divisions and additional staff for our ongoing banking growth initiatives and includes bonus expense which was $1.2 million higher compared to $687,000 for the three months ended December 31, 2020, due to incentives paid to employees that have been involved in the production and support of PPP loans during the three months ended March 31, 2021.  The increase in salary expense was offset by an increase in deferred loan costs of $992,000, primarily from originating PPP loans, which is recorded as a salary offset, thereby reducing salary expense, for the quarter ended March 31, 2021, compared to the quarter ended December 31, 2020.  Other expenses increased $203,000 in the first quarter of 2021 compared to the prior year’s fourth quarter largely due to an $82,000 increase in software license, maintenance and subscription expenses, which is expected to increase as we invest more in automated processing and as we grow product lines and our CCBX and CCDB divisions, and $41,000 increase in the provision for unfunded commitments.  In addition, in the first quarter of 2021 compared to the prior year’s fourth quarter, legal and professional fees increased $176,000 due to CCBX division expenses and higher costs associated with legal and accounting work related to financial reporting related to our growth.

The increased noninterest expenses for the quarter ended March 31, 2021 compared to the first quarter in 2020 were largely due to a $2.0 million increase in salary expenses related to hiring staff for our CCBX and CCDB divisions, additional staff for our ongoing banking growth initiatives and bonus incentive expense which was $1.4 million higher than the three months ended March 31, 2020, due to incentives paid to employees involved in the production and support of PPP loans originated in the first quarter of 2021.  The increase in salary expense was reduced as a result of an increase in deferred loan costs recorded as salary offsets, primarily from originating PPP loans, which was $1.2 million higher compared to $438,000, thereby lowering salary expense, for the quarter ended March 31, 2021, compared to the quarter ended March 31, 2020.  Other expenses increased $441,000 in the first quarter of 2021 compared to the quarter ended March 31, 2020, largely due to a $213,000 increase in software license, maintenance and subscription expenses and $115,000 increase in the provision for unfunded commitments.  In addition, in the first quarter of 2021 compared to the first quarter of 2020, legal and professional fees increased $437,000 and Federal Deposit Insurance Corporation (“FDIC”) assessments increased $125,000. The increase in legal and professional expenses is associated with CCBX division expenses and higher costs associated with legal and accounting work related to financial reporting.  The increase in FDIC assessments is primarily the result of a credit issued to the Bank for assessments in the quarter ended March 31, 2020, which reduced the expenses in 2020, combined with an increase in deposits compared to the quarter ended March 31, 2020.

The provision for income taxes was $1.6 million at March 31, 2021, a $340,000 increase compared to $1.2 million for the fourth quarter of 2020 and a $858,000 increase compared to $714,000 for the first quarter of 2020, both as a result of increased taxable income.  The Company uses a federal statutory tax rate of 21% as a basis for calculating provision for income taxes.

Financial Condition

Total assets increased $263.2 million, or 14.9%, to $2.03 billion at March 31, 2021 compared to $1.77 billion at December 31, 2020.  The primary cause of the increase was $219.6 million in increased loans receivable, which includes $283.6 in new PPP loans, offset by $105.6 million in forgiveness, payoffs or principal paydowns on PPP loans originated in 2020, together with overall growth in the loan portfolio, combined with a $43.3 million increase in interest earning deposits with other banks.  Total assets increased $845.3 million, or 71.4% at March 31, 2021, compared to $1.18 billion at March 31, 2020.  This increase was largely the result of a $761.5 million increase in loans receivable, which includes $543.8 million in PPP loans as of March 31, 2021, combined with a $72.4 million increase in interest earning deposits with other banks.

Total loans receivable increased $219.6 million to $1.77 billion at March 31, 2021, from $1.55 billion at December 31, 2020, and increased $761.5 million from $1.01 billion at March 31, 2020.  The growth in loans receivable over the quarter ended December 31, 2020 was due to a net increase of $178.0 million in PPP loans, which includes $283.6 million in new PPP loans originated during 2021 in the third round of the program net of $105.6 million in forgiveness/payoffs or principal paydowns on PPP loans from the first two rounds of the program.  Also contributing to the increase in loans receivable was non-PPP loan growth of $50.1 million, consisting of CCBX loan growth of $37.4 million, and core banking loan growth, which excludes PPP loans and CCBX loans, of $12.7 million during the three months ended March 31, 2021.  Total loans receivable is net of $18.3 million in net deferred origination fees, $14.3 million of which is attributed to PPP loans and $11.4 million is attributed it loans originated in the three months ended March 31, 2021.  Deferred fees on PPP loans are earned over the life of the loan, with a maximum maturity of five years for loans originated in 2020 and all PPP loans originated in 2021 have five year maturities.  The increase in loans receivable over the quarter ended March 31, 2020 was due to a $543.8 million increase in PPP loans, and $233.9 million increase in non-PPP loans consisting of $150.1 million increase in commercial real estate loans, $79.8 million in other commercial and industrial loans and $18.6 million in residential real estate loans.

The second round of the PPP loans closed on August 8, 2020, and since that time we have been accepting applications from customers for loan forgiveness on PPP loans originated in 2020.  As of March 31, 2021, we have received $105.6 million in forgiveness payments or principal paydowns.  We expect that the pace of forgiveness will continue throughout 2021 until the loans are forgiven or paid off through maturity.  Forgiveness of principal, early paydowns and payoffs on PPP loans will increase interest income earned in those periods from the recognition of deferred PPP loan fees.  Customers with two-year loans are also able to request that their PPP loan be extended to a five year maturity, which we anticipate to be an option for customers not eligible for forgiveness.

The third round of PPP loans opened to applicants on January 19, 2021.  Once again, we will continue to accept and process applications for both existing and new customers, for the duration of the program which runs through May 30, 2021.  As of March 31, 2021, we have originated loans for $283.6 million, representing 2,368 new and existing customers, in the third round of the PPP program.

The following table summarizes the loan portfolio at the periods indicated.

	As of
	March 31, 2021		December 31, 2020		March 31, 2020
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans:
PPP loans	$543,827	30.5%	$365,842	23.5%	$-	0.0%
All other commercial & industrial loans	202,447	11.2	173,358	11.1	122,667	12.2
Real estate loans:
Construction, land and land development loans	104,596	5.9	94,423	6.1	119,668	11.9
Residential real estate loans	136,417	7.7	143,869	9.2	117,821	11.7
Commercial real estate loans	793,633	44.5	774,925	49.8	643,488	63.9
Consumer and other loans	4,114	0.2	3,916	0.3	3,695	0.3
Gross loans receivable	1,785,034	100.0%	1,556,333	100.0%	1,007,339	100.0%
Net deferred origination fees - PPP loans	(14,279)		(5,803)		-
Net deferred origination fees - Other loans	(4,032)		(3,392)		(2,159)
Loans receivable	$1,766,723		$1,547,138		$1,005,180

Please see Appendix A for additional loan portfolio detail regarding industry concentrations.

Total deposits increased $250.4 million, or 17.6%, to $1.67 billion at March 31, 2021 from $1.42 billion at December 31, 2020.  The increase is largely due to a $262.7 million increase in core deposits, which is the result of expanding and growing banking relationships with new customers, including deposit relationships from PPP loans made to noncustomers, who moved their banking relationship to the Bank.  Additionally, deposits in our CCBX division increased $70.4 million, from $68.7 million at December 31, 2020, to $139.1 million at March 31, 2021.  The deposits from our CCBX division are included in noninterest bearing, NOW and money market and brokered deposit totals.  During the quarter ended March 31, 2021, noninterest bearing deposits increased $176.4 million, or 29.8%, to $768.7 million from $592.3 million at December 31, 2020.  Included in the increase in noninterest bearing deposits is an increase in CCBX division deposits of $79.6 million for the quarter ended March 31, 2021.  In the first quarter of 2021 compared to the quarter ended December 31, 2020, NOW and money market accounts increased $69.9 million, and savings accounts increased $16.3 million, or 21.0%.  BaaS-brokered deposits decreased $7.9 million, or 23.5%, and time deposits decreased $4.4 million, or 7.3%.  Total deposits increased $666.7 million, or 66.3%, to $1.67 billion at March 31, 2021 compared to $1.01 billion at March 31, 2020.  Noninterest bearing deposits increased $423.2 million, or 122.5%, to $768.7 million at March 31, 2021 from $345.5 million at March 31, 2020.  NOW and money market accounts increased $236.2 million, or 48.0%, to $728.2 million at March 31, 2021, and savings accounts increased $39.1 million, or 71.2% and BaaS-brokered deposits increased $1.7 million, or 7.1% while time deposits decreased $33.5 million, or 37.7%.  Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio at the periods indicated.

	As of
	March 31, 2021		December 31, 2020		March 31, 2020
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$768,690	46.0%	$592,261	41.7%	$345,503	34.4%
NOW and money market	728,243	43.6	658,323	46.3	492,054	49.0
Savings	93,917	5.6	77,611	5.4	54,851	5.4
Total core deposits	1,590,850	95.2	1,328,195	93.4	892,408	88.8
BaaS-brokered deposits	25,597	1.5	33,482	2.4	23,904	2.4
Time deposits less than $250,000	38,986	2.3	41,145	2.9	58,366	5.8
Time deposits $250,000 and over	16,282	1.0	18,485	1.3	30,384	3.0
Total deposits	$1,671,715	100.0%	$1,421,307	100.0%	$1,005,062	100.0%

To support and promote the effectiveness of the SBA PPP loan program, the Federal Reserve is supplying liquidity to participating financial institutions through non-recourse term financing secured by PPP loans to small businesses. The PPPLF extends low cost borrowings at a 0.35% interest rate, to eligible financial institutions that originate PPP loans, taking the loans as collateral at face value. Borrowings are required to be paid down as the pledged PPP loans are paid down.  As of March 31, 2021, there was $158.5 million in outstanding PPPLF advances and pledged PPP loans, compared to $153.7 million at December 31, 2020.  The PPPLF program is currently available for new borrowings until June 30, 2021.

The Federal Home Loan Bank (“FHLB”) allows us to borrow against our line of credit, which is collateralized by certain loans. As of March 31, 2021, we borrowed a total of $25.0 million in FHLB term advances.  This includes a $10.0 million advance with a remaining term of 2.0 years and $15.0 million advance with a remaining term of 4.0 years.  These advances provide an alternative and stable source of funding for loan demand.  Although there are no immediate plans to borrow additional funds, additional FHLB borrowing capacity of $76.0 million was available under this arrangement as of March 31, 2021.

Total shareholders’ equity increased $6.5 million since December 31, 2020.  The increase in shareholders’ equity was primarily due to $6.0 million in net earnings for the three months ended March 31, 2021.

Capital Ratios

The Company and the Bank remain well capitalized at March 31, 2021, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines
(unaudited)
Tier 1 leverage capital	8.84%	8.62%	5.00%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans (1)	10.72%	10.45%	5.00%
Common Equity Tier 1 risk-based capital	11.45%	10.89%	6.50%
Tier 1 risk-based capital	11.45%	11.15%	8.00%
Total risk-based capital	12.70%	13.15%	10.00%
(1) A reconciliation of the non-GAAP measure is set forth at the end of this earnings release.

Asset Quality

The allowance for loan losses was $19.6 million and 1.11% of loans receivable at March 31, 2021 compared to $19.3 million and 1.25% at December 31, 2020 and $12.9 million and 1.29% at March 31, 2020.  At March 31, 2021, there was $543.8 million in PPP loans, which are 100% guaranteed by the SBA.  Excluding PPP loans, the allowance for loan losses to loans receivable* would be 1.59% for the quarter ended March 31, 2021.  Provision for loan losses totaled $357,000 for the three months ended March 31, 2021, $2.6 million for the three months ended December 31, 2020, and $1.6 million for the three months ended March 31, 2020. Net charge-offs totaled $9,000 for the quarter ended March 31, 2021, compared to $384,000 for the quarter ended December 31, 2020 and $123,000 for the quarter ended March 31, 2020. Net charge-offs for the quarter ended March 31, 2021 included a net charge-off of $9,000 for a non-performing commercial and industrial loan.

The Company’s increased provision for loan losses during the quarters ended December 31, 2020 and March 31, 2020, is related to an increase in qualitative factors related to the economic uncertainties caused by the COVID-19 pandemic and loan growth. The qualitative and economic factors used in management’s analysis of the provision for loan losses indicated an increased provision was not required for the quarter ended March 31, 2021.  The expected loan losses have not materialized as originally anticipated in 2020, as evidenced by the low level of charge-offs and nonperforming loans.  The economic environment is continuously changing and has shown signs of improvement, with United States implementing $1.9 trillion in stimulus package, ongoing vaccination of its population and increased re-opening of business activities. The Company is not required to implement the provisions of the Current Expected Credit Loss accounting standard until January 1, 2023 and will continue to account for the allowance for credit losses under the incurred loss model.

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

At March 31, 2021, our nonperforming assets were $661,000, or 0.03% of total assets, compared to $712,000, or 0.04%, of total assets at December 31, 2020, and $763,000, or 0.06%, of total assets at March 31, 2020.  Nonperforming assets decreased $51,000 during the quarter ended March 31, 2021, compared to the quarter ended December 31, 2020, with a partial charge-off of one loan ($9,000), the addition of one loan ($133,000) and principal paydowns and pay-offs on other loans.

Management is continuing to actively monitor the loan portfolio to identify borrowers experiencing difficulties with repayment and are proactively working with them to reduce potential losses through the prudent use of PPP loans, deferrals, and modifications in accordance with regulatory guidelines.  There were no repossessed assets or other real estate owned at March 31, 2021.  Our nonperforming loans to loans receivable ratio was 0.04% at March 31, 2021, compared to 0.05% at December 31, 2020, and 0.08% at March 31, 2020.

For the quarter ended March 31, 2021, we have not seen a significant change in our credit quality metrics, as demonstrated by the low level of charge-offs and nonperforming loans.  The long-term economic impact of the COVID-19 pandemic, political gridlock, and trade issues is unknown; however, the Company remains diligent in its efforts to communicate and proactively work with borrowers to help mitigate potential credit deterioration.

Pursuant to federal guidance, the Company deferred and/or modified payments on loans to assist customers financially during the COVID-19 pandemic and economic shutdown. A total of $241.6 million in loans were deferred and/or modified under this guidance since the guidelines were issued.  For the quarter ended March 31, 2021, three loans, or $13.3 million remained on deferred and/or modified status.  The purpose of this program is to provide cash flow relief for small business customers as they navigate through the uncertainties of the COVID-19 pandemic.  The Company’s deferral program has been successful as evidenced by customers’ ability to migrate from deferral to active status and resume making payments as planned.

The table below illustrates the status of all loans that were deferred and/or modified under this guidance since the guidelines were issued:

	COVID-19 Deferrals
	As of March 31, 2021
	Amount	Number of loans
	(Dollars in thousands; unaudited)
Successfully resumed payments	$211,351	217
Closed - paid off	13,247	27
Pending first payment	3,660	2
Currently deferred	13,296	3
Total	$241,554	249

The following table details the Company’s nonperforming assets for the periods indicated.

		As of
	March 31,	December 31,	March 31,
(Dollars in thousands, unaudited)	2021	2020	2020

Nonaccrual loans:
Commercial and industrial loans	$488	$537	$699
Real estate:
Residential real estate	173	175	64
Total nonaccrual loans	661	712	763

Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	-	-	-
Total nonperforming loans	661	712	763
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$661	$712	$763
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.04%	0.05%	0.08%
Total nonperforming assets to total assets	0.03%	0.04%	0.06%

About Coastal Financial

Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $2.0 billion community bank that the Bank operates provides service through 15 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker dealers and digital financial service providers through its CCBX Division.  In 2021, the Bank expects to introduce CCDB, its digital bank division in collaboration with Google.  To learn more about Coastal visit www.coastalbank.com.

Contact

Eric Sprink, President & Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	March 31,	December 31,	March 31,
	2021	2020	2020
Cash and due from banks	$16,842	$18,965	$14,124
Interest earning deposits with other banks	187,472	144,152	115,112
Investment securities, available for sale, at fair value	20,378	20,399	15,469
Investment securities, held to maturity, at amortized cost	2,515	2,848	4,290
Other investments	6,829	6,059	5,723
Loans receivable	1,766,723	1,547,138	1,005,180
Allowance for loan losses	(19,610)	(19,262)	(12,925)
Total loans receivable, net	1,747,113	1,527,876	992,255
Premises and equipment, net	17,194	17,108	14,195
Operating lease right-of-use assets	6,900	7,120	8,228
Accrued interest receivable	8,597	8,616	3,014
Bank-owned life insurance, net	7,133	7,082	6,931
Deferred tax asset, net	3,802	3,799	2,735
Other assets	4,584	2,098	1,995
Total assets	$2,029,359	$1,766,122	$1,184,071

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$1,671,715	$1,421,307	$1,005,062
Federal Home Loan Bank advances	24,999	24,999	24,999
Paycheck Protection Program Liquidity Facility	158,519	153,716	-
Subordinated debt, net	9,996	9,993	9,982
Junior subordinated debentures, net	3,585	3,584	3,583
Deferred compensation	833	863	947
Accrued interest payable	538	531	310
Operating lease liabilities	7,105	7,323	8,419
Other liabilities	5,330	3,589	3,603
Total liabilities	1,882,620	1,625,905	1,056,905

SHAREHOLDERS’ EQUITY
Common stock	88,329	87,815	87,166
Retained earnings	58,386	52,368	39,946
Accumulated other comprehensive income (loss), net of tax	24	34	54
Total shareholders’ equity	146,739	140,217	127,166
Total liabilities and shareholders’ equity	$2,029,359	$1,766,122	$1,184,071

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$18,230	$17,885	$12,627
Interest on interest earning deposits with other banks	70	76	358
Interest on investment securities	28	31	119
Dividends on other investments	30	106	16
Total interest and dividend income	18,358	18,098	13,120
INTEREST EXPENSE
Interest on deposits	660	758	1,554
Interest on borrowed funds	383	407	202
Total interest expense	1,043	1,165	1,756
Net interest income	17,315	16,933	11,364
PROVISION FOR LOAN LOSSES	357	2,600	1,578
Net interest income after provision for loan losses	16,958	14,333	9,786
NONINTEREST INCOME
Deposit service charges and fees	863	867	723
BaaS fees	948	735	579
Loan referral fees	597	423	1,053
Mortgage broker fees	262	216	162
Sublease and lease income	32	31	30
Gain on sales of loans, net	130	35	-
Other income (loss)	152	(258)	124
Total noninterest income	2,984	2,049	2,671
NONINTEREST EXPENSE
Salaries and employee benefits	7,686	6,433	5,683
Occupancy	1,058	1,026	927
Data processing	697	599	551
Director and staff expenses	220	187	270
Excise taxes	359	301	203
Marketing	82	37	112
Legal and professional fees	760	584	323
Federal Deposit Insurance Corporation assessments	195	230	70
Business development	99	99	125
Other expense	1,196	993	755
Total noninterest expense	12,352	10,489	9,019
Income before provision for income taxes	7,590	5,893	3,438
PROVISION FOR INCOME TAXES	1,572	1,232	714
NET INCOME	$6,018	$4,661	$2,724

Basic earnings per common share	$0.50	$0.39	$0.23
Diluted earnings per common share	$0.49	$0.38	$0.22
Weighted average number of common shares outstanding:
Basic	11,980,092	11,936,289	11,909,248
Diluted	12,392,000	12,280,191	12,208,175

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	March 31, 2021			December 31, 2020			March 31, 2020
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$195,308	$70	0.15%	$166,744	$76	0.18%	$103,372	$358	1.39%
Investment securities (1)	24,185	28	0.47	23,730	31	0.52	27,041	119	1.77
Other investments	6,080	30	2.00	6,124	106	6.89	4,507	16	1.43
Loans receivable (2)	1,640,108	18,230	4.51	1,533,533	17,885	4.64	966,602	12,627	5.25
Total interest earning assets	1,865,681	18,358	3.99	1,730,131	18,098	4.16	1,101,522	13,120	4.79
Noninterest earning assets:
Allowance for loan losses	(19,391)			(17,767)			(11,665)
Other noninterest earning assets	65,912			62,359			51,596
Total assets	$1,912,202			$1,774,723			$1,141,453

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$856,111	$660	0.31%	$808,351	$758	0.37%	$628,037	$1,554	1.00%
Subordinated debt, net	9,994	145	5.88	9,991	148	5.89	9,980	146	5.88
Junior subordinated debentures, net	3,585	21	2.38	3,584	22	2.44	3,583	35	3.93
PPPLF borrowings	170,376	147	0.35	188,222	166	0.35	-	-	0.00
FHLB advances and other borrowings	24,999	70	1.14	25,001	71	1.13	7,851	21	1.08
Total interest bearing liabilities	1,065,065	1,043	0.40	1,035,149	1,165	0.45	649,451	1,756	1.09
Noninterest bearing deposits	690,465			588,764			352,930
Other liabilities	11,778			11,968			12,542
Total shareholders' equity	144,894			138,842			126,530
Total liabilities and
shareholders' equity	$1,912,202			$1,774,723			$1,141,453
Net interest income		$17,315			$16,933			$11,364
Interest rate spread			3.59%			3.71%			3.70%
Net interest margin (3)			3.76%			3.89%			4.15%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Income Statement Data:
Interest and dividend income	$18,358	$18,098	$16,394	$15,426	$13,120
Interest expense	1,043	1,165	1,298	1,433	1,756
Net interest income	17,315	16,933	15,096	13,993	11,364
Provision for loan losses	357	2,600	2,200	1,930	1,578
Net interest income after
provision for loan losses	16,958	14,333	12,896	12,063	9,786
Noninterest income	2,984	2,049	1,942	1,520	2,671
Noninterest expense	12,352	10,489	9,666	8,945	9,019
Net income - pre-tax, pre-provision (1)	7,947	8,493	7,372	6,568	5,016
Provision for income tax	1,572	1,232	1,082	967	714
Net income	6,018	4,661	4,090	3,671	2,724
	As of and for the Three Month Period
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Balance Sheet Data:
Cash and cash equivalents	$204,314	$163,117	$182,170	$174,176	$129,236
Investment securities	22,893	23,247	23,782	24,318	19,759
Loans receivable	1,766,723	1,547,138	1,509,389	1,447,144	1,005,180
Allowance for loan losses	(19,610)	(19,262)	(17,046)	(14,847)	(12,925)
Total assets	2,029,359	1,766,122	1,749,619	1,678,956	1,184,071
Interest bearing deposits	903,025	829,046	789,347	742,633	659,559
Noninterest bearing deposits	768,690	592,261	570,664	563,794	345,503
Core deposits (2)	1,590,850	1,328,195	1,270,249	1,212,215	892,408
Total deposits	1,671,715	1,421,307	1,360,011	1,306,427	1,005,062
Total borrowings	197,099	192,292	241,167	228,725	38,564
Total shareholders’ equity	146,739	140,217	135,232	130,977	127,166

Share and Per Share Data (3):
Earnings per share – basic	$0.50	$0.39	$0.34	$0.31	$0.23
Earnings per share – diluted	$0.49	$0.38	$0.34	$0.30	$0.22
Dividends per share	-	-	-	-	-
Book value per share (4)	$12.24	$11.73	$11.34	$10.98	$10.66
Tangible book value per share (5)	$12.24	$11.73	$11.34	$10.98	$10.66
Weighted avg outstanding shares – basic	11,980,092	11,936,289	11,919,850	11,917,394	11,909,248
Weighted avg outstanding shares – diluted	12,392,000	12,280,191	12,181,272	12,190,284	12,208,175
Shares outstanding at end of period	11,988,636	11,954,327	11,930,243	11,926,263	11,929,413
Stock options outstanding at end of period	728,492	749,397	769,607	774,587	774,937

See footnotes on following page

	As of and for the Three Month Period
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Credit Quality Data:
Nonperforming assets to total assets	0.03%	0.04%	0.26%	0.26%	0.06%
Nonperforming assets to loans receivable and OREO	0.04%	0.05%	0.30%	0.31%	0.08%
Nonperforming loans to total loans receivable	0.04%	0.05%	0.30%	0.31%	0.08%
Allowance for loan losses to nonperforming loans	2966.7%	2705.3%	380.7%	334.8%	1694.0%
Allowance for loan losses to total loans receivable	1.11%	1.25%	1.13%	1.03%	1.29%
Allowance for loan losses to loans receivable, as adjusted (1)	1.59%	1.62%	1.60%	1.46%	n/a
Gross charge-offs	$18	$386	$2	$13	$124
Gross recoveries	$9	$2	$1	$5	$1
Net charge-offs to average loans (6)	0.00%	0.10%	0.00%	0.00%	0.05%

Capital Ratios (7):
Tier 1 leverage capital	8.62%	9.05%	9.20%	9.38%	11.43%
Common equity Tier 1 risk-based capital	10.89%	11.27%	12.14%	12.34%	12.10%
Tier 1 risk-based capital	11.15%	11.55%	12.45%	12.67%	12.43%
Total risk-based capital	13.15%	13.61%	14.61%	14.88%	14.65%

(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Core deposits are defined as all deposits excluding BaaS-brokered and all time deposits.
(3) Share and per share amounts are based on total common shares outstanding.
(4) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(5) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’

     equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(6) Annualized calculations.
(7) Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

The following non-GAAP measures are presented to illustrate the impact of provision for loan losses and provision for income taxes on net income and return on average assets.

Pre-tax, pre-provision net income is a non-GAAP measure that excludes the impact of provision for loan losses and provision for income taxes from net income.  The most directly comparable GAAP measure is net income.

Pre-tax, pre-provision return on average assets is a non-GAAP measure that excludes the impact of provision for loan losses and provision for income taxes from return on average assets.  The most directly comparable GAAP measure is return on average assets.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(Dollars in thousands, unaudited)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Pre-tax, pre-provision net income and pre-tax, pre-provision return on average assets:
Total average assets	$1,912,202	$1,774,723	$1,704,874	$1,538,546	$1,141,453
Total net income	6,018	4,661	4,090	3,671	2,724
Plus: provision for loan losses	357	2,600	2,200	1,930	1,578
Plus: provision for income taxes	1,572	1,232	1,082	967	714
Pre-tax, pre-provision net income	$7,947	$8,493	$7,372	$6,568	$5,016
Return on average assets	1.28%	1.04%	0.95%	0.96%	0.96%
Pre-tax, pre-provision return on average assets:	1.69%	1.90%	1.72%	1.72%	1.77%

The following non-GAAP measure is presented to illustrate the impact of loan fees on contractual loan yield.

Contractual yield on loans receivable, excluding earned fees is a non-GAAP measure that excludes the impact of earned loan fees on the contractual interest rate yield. The most directly comparable GAAP measure is yield on loans.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(Dollars in thousands, unaudited)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Contractual yield on loans receivable, excluding earned fees :
Total average loans receivable	$1,640,108	$1,533,533	$1,493,024	$1,334,991	$966,602
Interest and earned fee income on loans	18,230	17,885	16,244	15,154	12,627
Less: earned fee income on all loans	(3,974)	(3,765)	(2,692)	(2,182)	(429)
Adjusted interest income on loans	$14,256	$14,120	$13,552	$12,972	$12,198
Yield on loans receivable	4.51%	4.64%	4.33%	4.57%	5.25%
Contractual yield on loans receivable, excluding earned fees:	3.53%	3.66%	3.61%	3.91%	5.08%
Contractual yield on loans receivable, excluding earned fees and interest on PPP loans (1):	4.52%	4.65%	4.69%	4.84%	n/a
(1) Non-GAAP measure - see next table of "Non-GAAP Financial Measures" for more information.

The following non-GAAP financial measures are presented to illustrate and identify the impact of PPP loans on loans receivable related measures.  By removing these significant items and showing what the results would have been without them, we are providing investors with the information to better compare results with periods that did not have these significant items.  These measures include the following:

Adjusted allowance for loan losses to loans receivable is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is allowance for loan losses to loans receivable.

Yield on loans receivable, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet and income statement. The most directly comparable GAAP measure is yield on loans.

Contractual yield on loans receivable, excluding earned fees and interest on PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is contractual yield on loans.

Adjusted Tier 1 leverage capital ratio, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is Tier 1 leverage capital ratio.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	Three Months Ended
(Dollars in thousands, unaudited)	March 31, 2021	December 31, 2020
Adjusted allowance for loan losses to loans receivable:
Total loans, net of deferred fees	$1,766,723	$1,547,138
Less: PPP loans	(543,827)	(365,842)
Less: net deferred fees on PPP loans	14,279	5,803
Adjusted loans, net of deferred fees	$1,237,175	$1,187,099
Allowance for loan losses	$(19,610)	$(19,262)
Allowance for loan losses to loans receivable	1.11%	1.25%
Adjusted allowance for loan losses to loans receivable	1.59%	1.62%
Yield on loans receivable, excluding PPP loans:
Total average loans receivable	$1,640,108	$1,533,533
Less: average PPP loans	(475,941)	(424,290)
Plus: average deferred fees on PPP loans	10,788	7,385
Adjusted total average loans receivable	$1,174,955	$1,116,628
Interest income on loans	$18,230	$17,885
Less: interest and deferred fee income recognized on PPP loans	(4,378)	(3,847)
Adjusted interest income on loans	$13,852	$14,038
Yield on loans receivable	4.51%	4.64%
Yield on loans receivable, excluding PPP loans:	4.78%	5.00%
Contractual yield on loans receivable, excluding earned fees and interest on PPP loans:
Total average loans receivable	$1,640,108	$1,533,533
Less: average PPP loans	(475,941)	(424,290)
Plus: average deferred fees on PPP loans	$10,788	$7,385
Adjusted total average loans receivable	$1,174,955	$1,116,628
Interest and earned fee income on loans	$18,230	$17,885
Less: earned fee income on all loans	$(3,974)	$(3,762)
Less: interest income on PPP loans	(1,169)	(1,064)
Adjusted interest income on loans	$13,086	$13,059
Yield on loans receivable	4.51%	4.64%
Contractual yield on loans receivable, excluding earned fees (1):	4.52%	4.65%
Contractual yield on loans receivable, excluding earned fees and interest on PPP loans:	4.52%	4.65%
(1) Non-GAAP measure - see previous table of "Non-GAAP Financial Measures" for more information.

(Dollars in thousands, unaudited)	As of March 31, 2021	As of December 31, 2020
Adjusted Tier 1 leverage capital ratio, excluding PPP loans:
Company:
Tier 1 capital	$150,055	$143,532
Average assets for the leverage capital ratio	$1,741,666	$1,586,350
Less: Average PPP loans	(475,941)	(424,290)
Plus: Average PPPLF borrowings	170,376	188,222
Adjusted average assets for the leverage capital ratio	$1,436,101	$1,350,282
Tier 1 leverage capital ratio	8.62%	9.05%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	10.45%	10.63%
Bank:
Tier 1 capital	$153,844	$147,262
Average assets for the leverage capital ratio	$1,740,660	$1,585,514
Less: Average PPP loans	(475,941)	(424,290)
Plus: Average PPPLF borrowings	170,376	188,222
Adjusted average assets for the leverage capital ratio	$1,435,095	$1,349,446
Tier 1 leverage capital ratio	8.84%	9.29%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	10.72%	10.91%

APPENDIX A -

As of March 31, 2021

Industry Concentration

We have a diversified loan portfolio, representing a wide variety of industries. Three of our largest categories of our loans are commercial real estate, commercial and industrial, and construction, land and land development loans.  Together they represent $1.10 billion in outstanding loan balances, or 88.7% of total gross loans outstanding, excluding PPP loans of $543.8 million.  When combined with $393.5 million in unused commitments the total of these three categories is $1.49 billion, or 90.2% of total outstanding loans and loan commitments.

Commercial real estate loans represent the largest segment of our loans, comprising 63.9% of our total balance of outstanding loans, excluding PPP loans, as of March 31, 2021.  Unused commitments to extend credit represents an additional $23.2 million, the combined total exposure in commercial real estate loans represents $816.9 million, or 49.3% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry for our commercial real estate portfolio as of March 31, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$119,556	$3,316	$122,872	7.4%	$1,616	74
Hotel/Motel	115,093	228	115,321	7.0	4,427	26
Office	89,949	3,202	93,151	5.6	967	93
Retail	79,874	2,530	82,404	5.0	974	82
Convenience Store	75,215	5,317	80,532	4.9	1,749	43
Mixed use	71,527	2,200	73,727	4.5	786	91
Warehouse	69,920	1,853	71,773	4.3	1,488	47
Mini Storage	40,998	215	41,213	2.5	2,733	15
Manufacturing	36,124	200	36,324	2.2	1,095	33
Groups < 2.0% of total	95,377	4,170	99,547	6.0	1,223	78
Total	$793,633	$23,231	$816,864	49.3%	$1,364	582

Commercial and industrial loans comprise 16.3% of our total balance of outstanding loans, excluding PPP loans, as of March 31, 2021.  Unused commitments to extend credit represents an additional $239.7 million, the combined total exposure in commercial and industrial loans represents $442.1 million, or 26.7% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry, excluding PPP loans, for our commercial and industrial loan portfolio as of March 31, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$102,195	$174,805	$277,000	16.7%	$1,503	68
Construction/Contractor Services	14,255	24,684	38,939	2.4	94	151
Financial Institutions	16,150	-	16,150	1.0	3,230	5
Manufacturing	11,501	4,459	15,960	1.0	186	62
Medical / Dental / Other Care	8,347	7,188	15,535	0.9	149	56
Retail	8,686	4,010	12,696	0.8	334	26
Family and Social Services	9,237	3,283	12,520	0.8	660	14
Groups < 0.80% of total	32,076	21,222	53,298	3.2	113	283
Total	$202,447	$239,651	$442,098	26.7%	$304	665

Construction, land and land development loans comprise 8.4% of our total balance of outstanding loans, excluding PPP loans, as of March 31, 2021.  Unused commitments to extend credit represents an additional $130.6 million, the combined total exposure in construction, land and land development loans represents $235.2 million, or 14.2% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table details our exposure for our construction, land and land development portfolio as of March 31, 2021:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$51,516	$106,086	$157,602	9.5%	$1,662	31
Residential construction	22,223	20,028	42,251	2.6	966	23
Land development	12,948	2,408	15,356	0.9	1,079	12
Developed land loans	11,863	1,927	13,790	0.8	409	29
Undeveloped land loans	6,046	122	6,168	0.4	378	16
Total	$104,596	$130,571	$235,167	14.2%	$942	111